Exhibit 10.2

PROTO LABS, INC.

2022 LONG-TERM INCENTIVE PLAN

Employee Incentive Stock Option Agreement

Proto Labs, Inc. (the “Company”), pursuant to its 2022 Long-Term Incentive Plan (the “Plan”), hereby grants to you, the Optionee named below, an Option to purchase the number of shares of the Company’s common stock shown in the table below at the specified exercise price per share. The terms and conditions of this Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document which is attached. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Optionee: **[_______________________]
No. of Shares Covered: **[_______]	Grant Date: __________, 20__
Exercise Price Per Share: $**[______]	Expiration Date: __________, 20__
Vesting and Exercise Schedule:
Dates	Number of Shares as to Which Option Becomes Vested and Exercisable

By signing or otherwise authenticating this cover page, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of the Company’s common stock pursuant to this Option.

OPTIONEE:	PROTO LABS, INC.

By:
Title:

Proto Labs, Inc.

2022 Long-Term Incentive Plan

Employee Incentive Stock Option Agreement

Option Terms and Conditions

1.	Incentive Stock Option. This Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code and will be interpreted accordingly.

2.

Vesting and Exercise Schedule. This Option will vest and become exercisable as to the portion of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your Service to the Company and its Affiliates does not end. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may, at any time, purchase all or any portion of the Shares that may then be purchased under that Schedule.

Vesting and exercisability of this Option will be accelerated during the term of the Option upon the termination of your Service due to death or Disability as provided in Section 6(e)(2) of the Plan, and under the circumstances described in Section 10 of this Agreement, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

3.	Expiration. This Option will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:

(a)	the Expiration Date specified on the cover page of this Agreement;

(b)	upon your termination of Service for Cause;

(c)	upon the expiration of any applicable period specified in Section 6(e) of the Plan or Section 10 of this Agreement during which this Option may be exercised after your termination of Service; or

(d)	the date (if any) fixed for termination or cancellation of this Option pursuant to Sections 12(b)(2), (b)(3), (c) or (d) of the Plan.

4.

Service Requirement. Except as otherwise provided in Section 6(e) of the Plan and Section 10 of this Agreement, this Option may be exercised only while you continue to provide Service to the Company or any Affiliate, and only if you have continuously provided such Service since the date this Option was granted.

5.

Exercise of Option. Subject to Section 4, the vested and exercisable portion of this Option may be exercised by delivering written or electronic notice of exercise to the Company at the principal executive office of the Company, to the attention of the Company’s Secretary or the party designated by such officer (which written or electronic notice will state the number of Shares to be purchased, the manner in which the exercise price will be paid and the manner in which the Shares to be acquired are to be delivered, and must be signed or otherwise authenticated by the person exercising this Option), or by such other means as the Committee may approve. If the person exercising this Option is not the Optionee, he/she also must submit appropriate proof of his/her right to exercise this Option.

6.	Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(a)	cash;

(b)

to the extent permitted by law, a broker-assisted cashless exercise in which you irrevocably instruct a broker to deliver proceeds of a sale of all or a portion of the Shares for which the Option is being exercised (or proceeds of a loan secured by such Shares) to the Company in payment of the purchase price of such Shares; or

(c)

by delivery to the Company or its designated agent (by actual delivery or attestation) of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Shares for which the Option is being exercised; or

(d)

by a reduction in the number of Shares to be delivered to you upon exercise, such number of Shares to be withheld having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Shares for which the Option is being exercised.

However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares or by authorizing the Company to retain Shares is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner.

7.

Tax Consequences. You hereby acknowledge that if any Shares received pursuant to the exercise of any portion of this Option are sold within two years from the Grant Date or within one year from the effective date of exercise of this Option, or if certain other requirements of the Internal Revenue Code are not satisfied, such Shares will be deemed under the Code not to have been acquired by you pursuant to an “incentive stock option” as defined in the Code. You agree to promptly notify the Company if you sell any Shares received upon the exercise of this Option within the time periods specified in the previous sentence. The Company shall not be liable to you if this Option for any reason is deemed not to be an “incentive stock option” within the meaning of the Code.

8.

Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and determines that all conditions to exercise have been satisfied, it will arrange for the delivery of the Shares being purchased in accordance with the delivery instructions indicated in such notice. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of the Shares to you, and all fees and expenses incurred by it in connection therewith. All Shares so issued will be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to issue or deliver any Shares prior to the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company may determine to be necessary or desirable.

9.

Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option. You may not assign or transfer this Option other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan. Following any such transfer, this Option shall continue to be subject to the same terms and conditions that were applicable to this Option immediately prior to its transfer and may be exercised by such permitted transferee as and to the extent that this Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

10.

Change in Control. If, within 12 months of a Change in Control, your Service with the Company and its Affiliates is involuntarily terminated without Cause, or is voluntarily terminated by you for Good Reason (as defined below), and this Option (or a replacement therefore as contemplated by Section 12(b)(1) of the Plan) remains outstanding at the time of such termination, then any unvested portion of this Option shall immediately become vested and exercisable and this Option shall remain exercisable for one year following such termination of Service. For purposes of this Section 10, “Good Reason” means any one or more of the following that occur without your prior written consent:

(a)

a material reduction in your base compensation, other than a reduction that is part of and proportionally consistent with a broad-based reduction in base compensation applicable to Company employees generally;

(b)	a material diminution in your authority, duties or responsibilities;

(c)

a material diminution in the authorities, duties or responsibilities of the supervisor to whom you are required to report, including a requirement that you report to a corporate officer or employee rather than to the Board or a committee thereof;

(d)	a material diminution in the budget over which you retain authority;

(e)

a change in the location of the Company facility or office where you are based to a location more than 50 miles from the Company facility or office where you were based immediately prior to the Change in Control; or

(f)

a material breach by the Company of any terms or conditions of this Agreement or any other agreement between you and the Company, which breach has not been cured by the Company within 15 days after written notice thereof to the Company from you.

In addition to the foregoing, a termination shall be deemed to be for Good Reason only if you notify the Company within 60 days after the later of the occurrence of the event giving rise to Good Reason or your learning of such event, specifically describing such event, and the Company shall have failed to remedy the condition giving rise to such notice within 30 days after such notice has been given.

11.

No Shareholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a shareholder of the Company with respect to any Shares subject to this Option until a certificate evidencing such Shares has been issued (or an appropriate book entry in the Company’s stock register has been made). No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued (or an appropriate book entry has been made), except as otherwise described in the Plan.

12.

Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

13.

Governing Plan Document. This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

14.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

15.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

16.

Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

By signing or otherwise authenticating the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.

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